UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                           WASHINGTON, D.C. 20555-0001




                                                     April 21, 2000


Mr. James A. Hutton
Director-Licensing, MC 62A-11
PECO Energy Company
Nuclear Group Headquarters
Correspondence Control Desk
P.O. Box No. 195
Wayne, PA 19087-0195

     Re: Order Approving the Transfer of Licenses for Peach Bottom Atomic Power Station, Units 2 and 3, to the Extent Currently Held by Atlantic City Electric Company and Delmarva Power and Light Company, to PECO Energy Company and PSEG Nuclear Limited Liability Company and Conforming Amendments (TAC Nos. MA7802 and MA7803), Docket No.s 50-277 and 50-278

Dear Mr. Hutton:


          The enclosed Order is being issued in response to your application dated December 21, 1999, as supplemented February 11, March 2, and March 16, 2000, by PECO Energy Company (PECO), requesting approval of the transfer of the licenses for the Peach Bottom Atomic Power Station, Units 2 and 3, to the extent they are held by Atlantic City Electric Company and Delmarva Power and Light Company, to PECO and PSEG Nuclear Limited Liability Company and approval of conforming amendments pursuant to Sections 50.80 and 50.90 of Title 10 of the Code of Federal Regulations. The enclosed Order consents to the proposed transfer, subject to the conditions described therein. The Order also approves the enclosed conforming license amendments to be issued and made effective when the transfer is completed.

          Also enclosed is our related safety evaluation. The Order has been forwarded to the Office of the Federal Register for publication.


                                        Sincerely,



                                        Bartholomew C. Buckley, Sr. Project
                                         Manager, Section 2
                                        Project Directorate I
                                        Division of Licensing Project
                                        Management
                                        Office of Nuclear Reactor Regulation

Enclosures

cc:
J.W. Durham, Sr., Esquire               Resident Inspector
Sr.  V.P. & General Counsel             U.S. Nuclear Regulatory Commission
PECO Energy Company                     Peach Bottom Atomic Power Station
2301 Market Street, S26-1               P.O. Box 399
Philadelphia, PA 19101                  Delta, PA 17314

PECO Energy Company                     Regional Administrator, Region 1
ATTN: Mr.  J.  Doering, Vice            U.S. Nuclear Regulatory Commission
  President                             475 Allendale Road
Peach Bottom Atomic Power Station       King of Prussia, PA 19406
1848 Lay Road
Delta, PA 17314

PECO Energy Company                     Mr.  Roland Fletcher
ATTN: Regulatory Engineer, A$-5S        Department of Environment
Peach Bottom Atomic Power Station       201 West Preston Street
Chief Engineer                          Baltimore, MD 21201
1848 Lay Road
Delta, PA 17314

A.F. Kirby, III                         Dr.  Judith Johnsrud
External Operations - Nuclear           National Energy Committee
Delmarva Power & Light Company          Sierra Club
P.O. Box 231                            433 Orlando Avenue
Wilmington, DE 19899                    State College, PA 16803
PECO Energy Company
Plant Manager
Peach Bottom Atomic Power Station
1848 Lay Road
Delta, PA 17314

Chief-Division of Nuclear Safety        Manager-Financial Control &
PA Dept.  of Environmental                Co-Owner Affairs
 Resources                              Public Service Electric and Gas
P.O. Box 8469                            Company
Harrisburg, PA 17105-8469               P.O. Box 236
                                        Hancocks Bridge, NJ 08038-0236

Board of Supervisors                    Manager-Peach Bottom Licensing
Peach Bottom Township                   PECO Energy Company
R.D. #1                                 Nuclear Group Headquarters
Delta, PA 17314                         Correspondence Control Desk
                                        P.O. Box No.  195
                                        Wayne, PA 19087-0195

Public Service Commission of
  Maryland
Engineering Division
Chief Engineer
6 St.  Paul Center
Baltimore, MD 21202-6806

Mr.  Richard McLean
Power Plant and Environmental
 Review Division
Department of Natural Resources
B-3, Tawes State Office Building
Annapolis, MD 21401

                                                                       7590-01-P


                            UNITED STATES OF AMERICA

                          NUCLEAR REGULATORY COMMISSION

-------------------------     x

In the Matter of
                              :
PECO ENERGY COMPANY                         Docket Nos. 50-277 and 50-278
                              :
PUBLIC SERVICE ELECTRIC AND
GAS COMPANY                   :             ORDER APPROVING
                                            TRANSFER OF LICENSES
DELMARVA POWER AND LIGHT      :             AND CONFORMING
COMPANY                                     AMENDMENTS
ATLANTIC CITY ELECTRIC        :
COMPANY
                              :
(Peach Bottom Atomic Power
Station, Units 2 and 3)       :

-------------------------     x


                                       I.

          PECO Energy Company ("PECO"), Public Service Electric and Gas Company ("PSE&G"), Delmarva Power and Light Company ("DP&L"), and Atlantic City Electric Company ("ACE") are the joint owners of the Peach Bottom Atomic Power Station, Units 2 and 3 ("Peach Bottom"), located in York County, Pennsylvania. They hold Facility Operating Licenses Nos. DPR-44 and DPR-56 issued by the U.S. Nuclear Regulatory Commission ("NRC" or "Commission") on October 25, 1973, and July 2, 1974, respectively, pursuant to Part 50 of Title 10 of the Code of Federal Regulations (110 CFR Part 50). Under these licenses, PECO (currently owner of
42.49 percent of each Peach Bottom unit) is authorized to possess, use, and operate the Peach Bottom units. The current, non-operating ownership interests of the other joint owners for each Peach Bottom unit are as follows: PSE&G,
42.49 percent; DP&L, 7.51 percent; and ACE, 7.51 percent.

                                       II.

          By an application dated December 21, 1999, which was supplemented on February 11, March 2, and March 16, 2000 (collectively referred to herein as the application), PECO, PSE&G, PSEG Nuclear Limited Liability Company ("PSEG Nuclear"), DP&L, and ACE, requested approval by the NRC of the transfer to PECO and PSEG Nuclear of the Peach Bottom licenses, to the extent held by DP&L and ACE, in conjunction with the proposed acquisition of DP&L's and ACE's ownership interests in the Peach Bottom units by PECO and PSEG Nuclear. According to the application, depending upon the timing of regulatory approvals sought by PSEG Nuclear concerning other transfer matters not involving DP&L and ACE, as an interim step the interests of DP&L and ACE to be acquired by PSEG Nuclear may be transferred first to PSE&G, and then to PSEG Nuclear. No physical changes or significant changes in the day-to-day management and operations of the Peach Bottom units are proposed in the application. The proposed transfer does not involve any change with respect to the exclusive operating authority of the Peach Bottom units, currently held by PECO.

          PECO also requested approval of conforming license amendments to reflect the transfer. The amendments would replace references to DP&L and ACE, with PSEG Nuclear.

          Approval of the transfer and conforming license amendments was requested pursuant to 10 CFR 50.80 and 50.90. A notice of the application for transfer approval as well as the request for amendments and an opportunity for a hearing was published in the Federal Register on February 18, 2000 (65 FR 8451). No hearing requests were filed.

          Pursuant to 10 CFR 50.80, no license, or any right thereunder, shall be transferred, directly or indirectly, through transfer of control of the license, unless the Commission gives its consent in writing. After reviewing the information submitted in the application and other information before the Commission, the NRC staff has determined that PECO and PSEG Nuclear are qualified to hold the licenses for each Peach Bottom unit, to the same extent the licenses are now held by DP&L and ACE and that the transfer of the licenses, as previously described herein, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission, subject to the conditions described herein. The NRC staff has further found that the application for the proposed license amendments complies with the standards and requirements of the Atomic Energy Act of 1954, as amended (the "Act"), and the Commission's rules and regulations set forth in 10 CFR Chapter 1; the facility will operate in conformity with the application, the provisions of the Act, and the rules and regulations of the Commission; there is reasonable assurance that the activities authorized by the proposed license amendments. can be conducted without endangering the health and safety of the public and that such activities will be conducted in compliance with the Commission's regulations; the issuance of the proposed license amendments will not be inimical to the common defense and security or to the health and safety of the public; and the issuance of the proposed license amendments will be in accordance with 10 CFR Part 51 of the Commission's regulations and all applicable requirements have been satisfied. These findings are supported by a Safety Evaluation dated April 21, 2000.

                                      III.

          Accordingly, pursuant to Sections 161b, 161i, and 184 of the Atomic Energy Act of 1954, as amended, 42 U.S.C. sections 2201(b), 2201(i), and 2234; and 10 CFR 50.80, IT IS HEREBY ORDERED that the license transfers from DP&L and ACE to PECO and PSEG Nuclear referenced above are approved, subject to the following conditions:

1. Any interim transaction described in the application whereby DP&L's and ACE's interests in Peach Bottom Units 2 and 3 are first acquired by PSE&G, or any other entity prior to the acquisition by PSEG Nuclear of such interest, shall not result in the acquisition, possession, or use of Peach Bottom Units 2 and 3, or any activity for which a license is required under the Atomic Energy Act of 1954, as amended, by any entity other than PSEG Nuclear, unless such result is expressly approved by a separate order upon further application. This Order shall not be deemed to provide consent under 10 CFR 50.80 to the transfer of the licenses for Peach Bottom Units 2 and 3 with respect to DP&L's and ACE's interests in Peach Bottom Units 2 and 3 to any entities other than PECO and PSEG Nuclear.

2. ACE and DP&L will transfer on or about the closing date to the respective PECO and PSEG Nuclear decommissioning trusts in equal shares a minimum of $42.4 million for Peach Bottom Unit 2, and $43.7 million for Peach Bottom Unit 3.

3. The decommissioning trust agreement(s) for Peach Bottom Units 2 and 3 shall provide that:

     a. The use of assets in both the qualified and non-qualified funds shall be limited to expenses related to decommissioning of the unit as defined by the NRC in its regulations and issuances, and as provided in the unit's license and any amendments thereto. However, upon completion of decommissioning, as defined above, the assets may be used for any purpose authorized by law.

     b. Investments in the securities or other obligations of PSE&G or affiliates thereof, or their successors or assigns, shall be prohibited. In addition, except for investments tied to market indexes or other non-nuclear sector mutual funds, investments in any entity owning one or more. nuclear power plants shall be prohibited.

     c. No disbursements or payments from the trust shall be made by the trustee until the trustee has first given the NRC 30 days notice of the payment. In addition, no disbursements or payments from the trust shall be made if the trustee receives prior written notice of objection from the Director, Office of Nuclear Reactor Regulation.

     d. The trust agreement shall not be modified in any material respect without prior written notification to the Director, Office of Nuclear Reactor Regulation.

     e. The trustee, investment advisor, or anyone else directing the investments made in the trust shall adhere to a "prudent investor" standard, as specified in 18 CFR 35.32(3) of the Federal Energy Regulatory Commission's regulations.

4. After receipt of all required regulatory approvals of the subject transfer, PECO shall inform the Director, Office of Nuclear Reactor Regulation, in writing of such receipt, and of the date of closing of the transfer no later than 7 business days prior to the date of closing. Should the transfer not be completed by December 31, 2000, this Order shall become null and void, provided, however, on application and for good cause shown, such date may be extended.

          IT IS FURTHER ORDERED that, consistent with 10 CFR 2.1315(b), license amendments that make changes, as indicated in Enclosure 2 to the cover letter forwarding this Order, to conform each Peach Bottom license to reflect the subject transfers are approved Such amendments shall be issued and made effective at the time the proposed license transfer is completed.

          This Order is effective upon issuance.

          For further details with respect to this Order, see the transfer application dated December 21, 1999, and supplements dated February 11, March 2, and March 16, 2000, which are available for public inspection at the Commission's Public Document Room, the Gelman Building, 2120 L Street, NW., Washington, DC. Publically available records will be accessible electronically from the ADAMS Public Library component on the NRC Web site, http://www.nrc.gov (the Electronic Reading Room).

          Dated at Rockville, Maryland, this 21st day of April 2000.

                                        FOR THE NUCLEAR REGULATORY COMMISSION

                                        Samuel J. Collins, Director
                                        Office of Nuclear Reactor Regulation

                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                           WASHINGTON, D.C. 20555-0001

                               PECO ENERGY COMPANY
                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                        DELMARVA POWER AND LIGHT COMPANY
                         ATLANTIC CITY ELECTRIC COMPANY
                                DOCKET NO. 50-277
                  PEACH BOTTOM ATOMIC POWER STATION, UNIT NO. 2
                     AMENDMENT TO FACILITY OPERATING LICENSE

                                                              Amendment No.
                                                              License No. DPR-44

1.   The Nuclear Regulatory Commission (the Commission) has found that:

     A. The application for amendment filed by PECO Energy Company, et al. (the licensee) dated December 21, 1999, as supplemented February 11, March 2, and March 16, 2000, complies with the standards and requirements of the Atomic Energy Act of 1954, as amended (the Act), and the Commission's rules and regulations set forth in 10 CFR Chapter 1;

     B. The facility will operate in conformity with the application, the provisions of the Act, and the rules and regulations of the Commission;

     C. There is reasonable assurance: (i) that the activities authorized by this amendment can be conducted without endangering the health and safety of the public, and (ii) that such activities will be conducted in compliance with the Commission's regulations set forth in 10 CFR Chapter 1;

     D. The issuance of this amendment will not be inimical to the common defense and security or to the health and safety of the public; and

     E. The issuance of this amendment is in accordance with 10 CFR Part 51 of the Commission's regulations and all applicable requirements have been satisfied.

2. Accordingly, Facility Operating License No. DPR-44 is hereby amended as indicated in the attachments hereto.

3. This license amendment is effective as of its date of issuance and shall be implemented within 30 days of issuance.

                                        FOR THE NUCLEAR REGULATORY COMMISSION



                                        Samuel J. Collins, Director
                                        Office of Nuclear Reactor Regulation


Attachment: Changes to License DPR-44

Date of Issuance:

                       ATTACHMENT TO LICENSE AMENDMENT NO.
                      FACILITY OPERATING LICENSE NO. DPR-44
                                DOCKET NO. 50-277

          Replace the following pages of the Facility Operating License with the attached revised pages. The revised pages are identified by amendment number and contain marginal lines indicating the areas of change.

         Remove Pages                                         Insert Pages
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
                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                           WASHINGTON, D.C. 20555-0001

                               PECO ENERGY COMPANY
                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                PSEG NUCLEAR LLC
                                DOCKET NO, 50-277
                    PEACH BOTTOM ATOMIC POWER STATION, UNIT 2
                           FACILITY OPERATING LICENSE

                                                              License No. DPR-44
                                                              Amendment No. 1


1.   The Atomic Energy Commission (the Commission) having found that:

     A. The application for license filed by PECO Energy Company. formerly Philadelphia Electric Company, Public Service Electric and Gas Company and PSEG Nuclear LLC (the licensees), complies with the standards and requirements of the Atomic Energy Act of 1954, as amended (the Act). and the Commission's rules and regulations set forth in 10 CFR Chapter I and all required notifications to other agencies or bodies have been duly made;

     B. Construction of the Peach Bottom Atomic Power Station, Unit 2 (the facility) has been substantially completed in conformity with Construction Permit No CPPR-37 and the application, as amended. the provisions of the Act and the rules and regulations of the Commission;

     C. The facility will operate in conformity with the application, as amended.provisions of the Act. and the rules and regulations of the Commission;

     D. There is reasonable assurance: (1) that the activities authorized by this amended operating license can be conducted without endangering the health and safety of the public, and (2) that such activities will be conducted in compliance with the rules and regulations of the Commission;

     E. PECO Energy Company is technically qualified and the licensees are financially qualified to engage in the activities authorized by this amended operating license in accordance with the rules and regulations of the Commission;

     F. The licensees have satisfied the applicable provisions of 10 CFR Part 140, "Financial Protection Requirements and Indemnity Agreements," of the Commission's regulations;

     G. The issuance of this amended operating license will not be inimical to the common defense and security or to the health and safety of the public;

     H. After weighing the environmental, economic, technical, and other benefits of the facility against environmental costs and considering available alternatives, the issuance of Amendment No. 1 to Facility Operating License No. DPR-44 is in accordance with 10 CFR Part 50, Appendix D, of the Commission's regulations and all applicable requirements of said Appendix D have been satisfied; and

     I. The receipt, possession, and use of source, by-product and special nuclear material as authorized by this license will be in accordance with the Commission's regulations in 10 CFR Parts 30, 40. and 70, including 10 CFR Section 30.33, 40.32, and 70.23 and 70.31.

2. Amendment No. 1 to Facility Operating License No. DPR-44 issued to the PECO Energy Company (PECO), formerly Philadelphia Electric Company, Public Service Electric and Gas Company (PSE&G), and PSEG Nuclear LLC, is hereby amended in its entirety to read as follows:

     A. This amended license applies to the Peach Bottom Atomic Power Station, Unit 2, a single cycle, forced circulation, boiling water nuclear reactor and associated equipment (the facility), owned by the licensees and operated by PECO Energy Company. The facility is located in Peach Bottom, York County, Pennsylvania and is described in the "Final Safety Analysis Report" as supplemented and amended and the Environmental Report as supplemented and amended.

     B. Subject to the conditions and requirements incorporated herein the Commission hereby licenses:

          (1) PECO, Energy Company. pursuant to Section 104b of the Act and 10 CFR Part 50, "Licensing of Production and Utilization Facilities," to possess, use, and operate the facility, PSE&G and PSEG Nuclear LLC to possess the facility at the designated location in Peach Bottom, York County, Pennsylvania in accordance with the procedures and limitations set forth in this license;

          (2) PECO Energy Company, pursuant to the Act and 10 CFR Part 70, to receive, possess and use at any time special nuclear material as reactor fuel, in accordance with the limitations for storage and amounts required for reactor operation, as described in the Final Safety Analysis Report, as supplemented and amended;

          (3) PECO Energy Company, pursuant to the Act and 10 CFR Parts 30, 40, and 70 to receive, possess and use at any time any byproduct, source and special nuclear material as sealed neutron sources for reactor startup, sealed sources for reactor instrumentation and radiation monitoring equipment calibration, and as fission detectors in amounts as required;

          (4) PECO Energy Company, pursuant to the Act and 10 CFR Parts 30, 40 and 70 to receive, possess and use in amounts as required any byproduct, source, or special nuclear material without

          (3)  Physical Protection

               The licensee shall fully implement and maintain in effect all provisions of the Com mission-approved physical security, guard training and qualification, and safeguards contingency plans including amendments made pursuant to provisions of the Miscellaneous Amendments and Search Requirements revisions to 10 CFR 73.55 (51 FR 27817 and 27822) and to the authority of 10 CFR
               50.90 and 10 CFR 50.54(p). The plans, which contain Safeguards Information protected under 10 CFR 73.21, are entitled: "Peach Bottom Atomic Power Station, Units 2 and 3, Physical Security Plan," with revisions submitted through December 16, 1987; "Peach Bottom Atomic Power Station, Units 2 and 3 Plant Security Personnel Training and Qualification Plan," with revisions submitted through July 9, 1986; and "Peach Bottom Atomic Power Station, Units 2 and 3 Safeguards Contingency Plan," with revisions submitted through March 10, 1981. Changes made in accordance with 10 CFR 73.55 shall be implemented in accordance with the schedule set forth therein.

          (4) The licensee shall implement and maintain in effect all provisions of the approved fire protection program as described in the Updated Final Safety Analysis Report for the facility, and as approved in the NRC SER dated May 23, 1979 and Supplements dated August 14, September 15, October 10 and November 24, 1980, and in the NRC SERs dated September 16, 1993 and August 24, 1994, subject to the following provision:

               The licensee may make changes to the approved fire protection program without prior approval of the Commission only if those changes would not adversely affect the ability to achieve and maintain safe shutdown in the event of a fire.

          (5)  License Transfer Conditions

               a)   The decommissioning trust agreement shall provide that:

                    1) The use of assets in both the qualified and non-qualified funds shall be limited to expenses related to decommissioning of the unit as defined by the NRC in its regulations and issuances, and as provided in the. unit's license and any amendments thereto. However, upon completion of decommissioning, as defined above, the assets may be used for any purpose authorized by law.

                    2) Investments in the securities or other obligations of PSE&G or affiliates thereof, or their successors or assigns, shall be prohibited. In addition, except for investments tied to market indexes or other non-nuclear sector mutual funds, investments in any entity owning one or more nuclear power plants shall be prohibited.

                    3) No disbursements or payments from the trust shall be made by the trustee until the trustee has first given the NRC 30 days notice of the payment. In addition, no disbursements or payments from the trust shall be made if the trustee receives prior written notice of objection from the Director, Office of Nuclear Reactor Regulation.

                    4) The trust agreement shall not be modified in any material respect without prior written notification to the Director, Office of Nuclear Reactor Regulation.

                    5) The trustee, investment advisor, or anyone else directing the investments made in the trust shall adhere to a "prudent investor" standard, as specified in 18 CFR 35.32(3) of the Federal Energy Regulatory Commission's regulations.

3. This amended license is subject to the following conditions for the protection of the environment:

     A. To the extent matters related to thermal discharges are treated therein, operation of Peach Bottom Atomic Power Station Unit No. 2 will be governed by NPDES Permit No. PA 0009733, as now in effect and as hereafter amended. Questions pertaining to conformance thereto shall be referred to and shall be determined by the NPDES Permit issuing or enforcement authority, as appropriate.

     B. In the event of any modification of the NPIDES Permit related to thermal .discharges or the establishment (or amendment) of altemative effluent limitations established pursuant to Section 316 of the Federal Water Pollution Control Act, the licensees shall inform the NRC and analyze any associated changes in or to the Station, its components, its operation or in the discharge of effluents therefrom. If such change would entail any modification to this license, or any Technical Specifications which are part of this license, or present an unreviewed safety question or involve an environmental impact different than analyzed in the Final Environmental Statement, the licensees shall file with the NRC, as applicable, an appropriate analysis of any such change on facility safety, and/or an analysis of any such change on the environmental impacts and on the overall cost-benefit balance for facility operation set forth in the Final Environmental Statement and a request for an amendment to the operating license, if required by the Commission's regulations. As used in this Condition 3.B, Final Environmental Statement means the NRC Staff Final Environmental Statement related to Operation of Peach Bottom Atomic Power Station Units Nos. 2 and 3 dated April 1973, as modified by (1) the Initial Decision of the Atomic Safety and Licensing Board dated September 14, 1973, (2) the Supplemental Initial Decision of the Atomic Safety and Licensing Board dated June 14, 1974,
          (3) the Decision of the Atomic Safety and Licehsing Appeal Board dated July 5, 1974, (4) the Memorandum and Order of the Commission dated August 8, 1974, (5) any further modification resulting from further review by the Appeal Board and by the Commission, if any, and (6) any Environmental Impact Appraisal which has been or may be issued by the NRC since the FES was published in April 1973.

4. This license is effective as of the date of issuance and shall expire at midnight on August 8, 2013.

                                        FOR THE ATOMIC ENERGY COMMISSION

                                        Original Signed by R. C. DeYoung, for

                                        A. Giambusso, Deputy Director
                                         for Reactor Projects
                                        Directorate of Licensing


Attachments:
Appendices A and B -
Technical Specifications

Date of Issuance: October 25, 1973

                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                           WASHINGTON, D.C. 20555-0001

                               PECO ENERGY COMPANY
                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                        DELMARVA POWER AND LIGHT COMPANY
                         ATLANTIC CITY ELECTRIC COMPANY
                                DOCKET NO. 50-278
                  PEACH BOTTOM ATOMIC-POWER STATION, UNIT NO. 3
                     AMENDMENT TO FACILITY OPERATING LICENSE
                     ---------------------------------------

                                                             Amendment No.
                                                             License No. DPR-56

1.   The Nuclear Regulatory Commission (the Commission) has found that:

     A. The application for amendment filed by PECO Energy Company, et al. (the licensee) dated December 21, 1999, as supplemented February 11, March 2, and March 16, 2000, complies with the standards and requirements of the Atomic Energy Act of 1954, as amended (the Act), and the Commission's rules and regulations set forth in 10 CFR Chapter 1;

     B. The facility will operate in conformity with the application, the provisions of the Act, and the rules and regulations of the Commission;

     C. There is reasonable assurance: (i) that the activities authorized by this amendment can be conducted without endangering the health and safety of the public, and (ii) that such activities will be conducted in compliance with the Commission's regulations set forth in 10 CFR Chapter 1;

     D. The issuance of this amendment will not be inimical to the common defense and security or to the health and safety of the public; and

     E. The issuance of this amendment is in accordance with 10 CFR Part 51 of the Commission's regulations and all applicable requirements have been satisfied.

2. Accordingly, Facility Operating License No. DPR-56 is hereby amended as indicated in the attachments hereto.

3. The license amendment is effective as of its date of issuance and shall be implemented within 30 days.


                                        FOR THE NUCLEAR REGULATORY
                                         COMMISSION



                                        Samuel J. Collins, Director
                                        Office of Nuclear Reactor Regulation

Attachment: Changes to License DPR-56

Date of Issuance:

                       ATTACHMENT TO LICENSE AMENDMENT NO.
                      FACILITY OPERATING LICENSE NO. DPR-44
                                DOCKET NO. 50-278

          Replace the following pages of the Facility Operating License with the attached revised pages. The revised pages are identified by amendment number and contain marginal lines indicating the areas of change.

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
                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                           WASHINGTON, D.C. 20555-0001

                               PECO ENERGY COMPANY
                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                                PSEG NUCLEAR LLC
                                DOCKET NO. 50-278
                    PEACH BUTOM ATOMIC POWER STATION, UNIT 3
                           FACILITY OPERATING LICENSE

                                                              License No. DPR-56

1.   The Atomic Energy Commission (the Commission) having found that:

     A. The application for license filed by PECO Energy Company. formerly Philadelphia Electric Company, Public Service Electric and Gas Company, a PSEG Nuclear LLC (the licensees), complies with the standards and requirements of the Atomic Energy Act of 1954, as amended (the Act). and Commission's rules and regulations set forth in 10 CFR Chapter I and all required notifications to other agencies or bodies have been duly made;

     B. Construction of the Peach Bottom Atomic Power Station. Unit 3 (the facility) has been substantially completed in conformity with Construction Permit No. CPPR-38 and the application, as amended, the provisions of the Act and the rules and regulations of the Commission;

     C. The facility will operate in conformity with the applicatio, as amended, provisions of the Act, and the rules and regulations of the Commission;

     D. There is reasonable assurance: (1) that the activities authorized by this operating license can be conducted without endangering the health and safe of the public, and (2) that such activities will be conducted in compliance with the rules and regulations of the Commission;

     E. PECO Energy Company is technically qualified and the licensees are financially qualified to engage in the activities authorized by this amended operating license in accordance with the rules and regulations of the Commission;

     F. The licensees have satisfied the applicable provisions of 10 CFR Part 140, "Financial Protection Requirements and Indemnity Agreements," of the Commission's regulations:

     G. The issuance of this operating license will not be inimical to the common defense and security or to the health and safety of the public;

     H. After weighing the environmental, economic. technical, and other benefits of the facility against environmental costs and considering available alternatives, the issuance of Facility Operating License No. DPR-56 is in accordance with 10 CFR Part 50, Appendix D, of the Commission's regulations and all applicable requirements of said Appendix D have been satisfied; and

     I. The receipt, possession. and use of source, by-product and special nuclear material as authorized by this license will be in accordance with the Commission's regulations in 10 CFR Parts 30, 40, and 70, including 10 CFR Section 30.33, 40.32, and 70.23 and 70.31.

2. Facility Operating License No. DPR-56 is hereby issued to the PECO Energy Company (PECO), formerly Philadelphia Electric Company, Public Service Electric and Gas Company (PSE&G), and PSEG Nuclear LLC, is hereby amended in its entirety to read as follows:

     A. This license applies to the Peach Bottom Atomic Power Station, Unit 3, a single cycle, forced circulation, boiling water nuclear reactor and associated equipment (the facility), owned by the licensees and operated by PECO Energy Company. The facility is located in Peach Bottom, York County, Pennsylvania and is described in the "Final Safety Analysis Report" as supplemented and amended and the Environmental Report as supplemented and amended.

     B. Subject to the conditions and requirements incorporated herein, the Commission hereby licenses:

          (1) PECO Energy Company, pursuant to Section 104b of the Act and 10 CFR Part 50, "Licensing of Production and Utilization Facilities," to possess. use, and operate the facility, PSE&G and PSEG Nuclear LLC to possess the facility at the designated location in Peach Bottom. York County, Pennsylvania in accordance with the procedures and limitations set forth in this license;

          (2) PECO Energy Company, pursuant to the Act and 10 CFR Part 70, to receive, possess and use at any time special nuclear material as reactor fuel, in accordance with the limitations for storage and amounts required for reactor operation, as described in the Final Safety Analysis Report, as supplemented and amended:

          (3) PECO Energy Company. pursuant to the Act and 10 CFR Parts 30, 40,and 70 to receive, possess and use at any time any byproduct, source and special nuclear material as sealed neutron sources for reactor startup, sealed sources for reactor instrumentation and radiation monitoring equipment calibration, and as fission detectors in amounts as required;

          (4) PECO Energy Company, pursuant to the Act and 10 CFR Parts 30, 40 and 70 to receive, possess and use in amounts as required any byproduct, source, or special nuclear material without restriction to chemical or physical form for sample analysis or instrument calibration or when associated with radioactive apparatus or components;

          (3)  Physical Protection

               The license shall fully impleffient and maintain in effect all provisions of the Commission-approved physical security, guard training and qualification, and safeguards contingency plans including amendments made pursuant to provisions of the Miscellaneous Amendments and Search Requirements revisions to 10 CFR 73.55 (51 FR 27817 and 27822) and to the authority of 10 CFR
               50.90 and 10 CFR 50.54(p). The plans, which contain Safeguards Information protected under 10 CFR 73.21, are entitled: "Peach Bottom Atomic Power Station, Units 2 and 3, Physical Security Plan," with revisions submitted through December 16,1987; "Peach Bottom Atomic Power Station, Units 2 and 3 Plant Security Personnel Training and Qualification Plan," with revisions submitted through July 9, 1986; and "Peach Bottom Atomic Power Station, Units 2 and 3 Safeguards Contingency Plan," with revisions submitted through March 10, 1981. Changes made in accordance with 10 CFR 73.55 shall be implemented in accordance with the schedule set forth therein.

          (4) The licensee shall implement and maintain in effect all provisions of the approved fire protection program as described in the Updated Final Safety Analysis Report for the facility, and as approved in the NRC SER dated May 23, 1979 and Supplements dated August 14, September 15, October 10 and November 24, 1980, and in the NRC SERs dated September 16, 1993 and August 24, 1994, subject to the following provision:

               The licensee may make changes to the approved fire protection program without prior approval of the Commission only if those changes would not adversely affect the ability to achieve and maintain safe shutdown in the event of a fire.

License Transfer Conditions

          a)   The decommissioning trust agreement shall provide that:

               1) The use of assets in both the qualified and non-qualified funds shall be limited to expenses related to decommissioning of the unit as defined by the NRC in its regulations and issuances, and as provided in the. unit's license and any amendments thereto. However, upon completion of decommissioning, as defined above, the assets may be used for any purpose authorized by law.

               2) Investments in the securities or other obligations of PSE&G or affiliates thereof, or their successors or assigns, shall be prohibited. In addition, except for investments tied to market indexes or other non-nuclear sector mutual funds, investments in any entity owning one or more nuclear power plants shall be prohibited.

               3) No disbursements or payments from the trust shall be made by the trustee until the trustee has first given the NRC 30 days notice of the payment. In addition, no disbursements or payments from the trust shall be made if the trustee receives prior written notice of objection from the Director, Office of Nuclear Reactor Regulation.

               4) The trust agreement shall not be modified in any material respect without prior written notification to the Director, Office of Nuclear Reactor Regulation.

               5) The trustee, investment advisor, or anyone else directing the investments made in the trust shall adhere to a "prudent investor" standard, as specified in 18 CFR 35.32(3) of the Federal Energy Regulatory Commission regulations.

3. This license is subject to the f ollowing conditions for the protection of the environment;

     A. To the extent matters related to thermal discharges are treated therein, operation of Peach Bottom Atomic Power Station Unit 3 will be governed by NPDES Permit No. PA 0009733, as now in effect and as hereafter amended. Questions pertaining to conformance thereto shall be referred to and shall be determined by the NPDES Permit issuing or enforcement authority, as appropriate.

     B. In the event of any modification of the NPDES Permit related to thermal discharges or the establishment (or amendment) of alternative effluent limitations established pursuant to Section 316 of the Federal Water Pollution Control Act, the licensees shall inform the NRC and analyze any associated changes in or to the Station, its components, its operation or in the discharge of effluents therefrom. If such change would entail any modification to this license, or any Technical Specifications which are part of this license, or present an unreviewed safety question or involve an environmental impact different than analyzed in the Final Environmental Statement, the licensees shall file with the NRC, as applicable, an appropriate analysis of any such change on facility safety, and/or an analysis of any such change on the environmental impacts and on the overall cost-benefit balance for facility operation set forth in the Final Environmental Statement and a request for an amendment to the operating license, if required by the Commission's regulations. As used in this Condition 3.13, Final Environmental Statement means the NRC Staff Final Environmental Statement related to Operation of Peach Bottom Atomic Power Station Units Nos. 2 and 3 dated April 1973, as modified by (1) the Initial Decision of the Atomic Safety and Licensing Board dated September 14, 1973, (2) the Supplemental Initial Decision of the Atomic Safety and Licensing Board dated June 14, 1974,
          (3) the Decision of the Atomic Safety and Licensing Appeal Board dated July 5, 1974, (4) the Memorandum and Order of the Commission dated August 8, 1974, (5) any further modification resulting from further review by the Appeal Board and by the Commission, it any, and (6) any Environmental Impact Appraisal which has been or may be issued by the NRC since the FES was published in April 1973.

     4. This license is effective as of the date of issuance and shall expire at midnight on July 2, 2014.

                                        FOR THE ATOMIC ENERGY COMMISSION

                                        Original Signed by Roger Boyd, for

                                        A. Giambusso, Deputy Director for
                                        Reactor Projects
                                        Directorate of Licensing

Attachments:
Amended pages to Appendices A and B
DPR-44 & DPR-56 Technical Specifications

Date of Issuance: July 2, 1974

                                  UNITED STATES
                          NUCLEAR REGULATORY COMMISSION
                           WASHINGTON, D.C. 20555-0001


          SAFETY EVALUATION BY THE OFFICE OF NUCLEAR REACTOR REGULATION
                   PROPOSED TRANSFER OF OWNERSHIP INTERESTS OF
        ATLANTIC CITY ELECTRIC COMPANY AND DELMARVA POWER & LIGHT COMPANY
        TO PSEG NUCLEAR LIMITED LIABILITY COMPANY AND PECO ENERGY COMPANY
              SALEM NUCLEAR GENERATING STATION, UNIT NOS. 1 AND 2.
          HOPE CREEK GENERATING STATION, AND PEACH BOTTOM ATOMIC POWER
                           STATION, UNIT NOS. 2 AND 3
             DOCKET NOS. 50-272, 50-311, 50-354, 50-277, AND 50-278

1.0  INTRODUCTION

          By application dated December 20, 1999, as supplemented February 11 and February 25, 2000, Public Service Electric and Gas Company (PSE&G), PSEG Nuclear Limited Liability Company (PSEG Nuclear), Atlantic City Electric Company
(ACE), and Delmarva Power and Light Company (DP&L) (collectively referred to herein as the PSE&G application), requested Nuclear Regulatory Commission (NRC) approval to transfer Facility Operating Licenses Nos. DPR-70 and DPR-75 for the Salem Nuclear Generating Station, Units 1 and 2 (Salem), and Facility Operating License No. NPF-57 for the Hope Creek Generating Station (Hope Creek), to the extent the licenses are held by ACE and DP&L, to PSEG Nuclear.

          In addition, by application dated December 21, 1999, as supplemented February 11, March 2, and March 16,2000, PECO, Energy Company (PECO), PSE&G, PSEG Nuclear, ACE, and DP&L (collectively referred to herein as the PECO application), requested NRC approval to transfer Facility Operating Licenses Nos. DPR-44 and DPR-56 for the Peach Bottom Atomic Power Station, Units 2 and 3 (Peach Bottom), to the extent the licenses are held by ACE and DP&L, to PECO and PSEG Nuclear.

          The PSE&G application and the PECO, application (collectively referred to herein as the applications) also requested approval of conforming license amendments to reflect the proposed license transfers. Both applications requested the license transfers and conforrning license amendments pursuant to Sections 50.80 and 50.90 of Title 10 of the Code of Federal Regulations (10
CFR).

          The transfers were requested in connection with purchase agreements executed on September 27, 1999, regarding all of ACE's and DP&L's nuclear generating ownership interests. ACE and DP&L agreed to transfer their combined 14.82-percent interest in Salem and ACE's 5-percent interest in Hope Creek to PSEG Power Limited Liability Company (PSEG Power), the parent of PSEG Nuclear. In other agreements, PECO and PSEG Power have agreed to purchase ACE's 7.51-percent interest and DP&L's 7.51-percent interest in Peach Bottom. The purchase agreements allow PSEG Power to assign its right to purchase the shares to PSEG Nuclear.

          PSE&G is an electric utility as defined in 10 CFR 50.2, and currently owns 42.59-percent interests in Salem, a 95-percent interest in Hope Creek, and 42.49-percent interests in Peach Bottom. On June 4, 1999, PSE&G applied to the NFIC for consent to transfer its ownership interests in and operating authority under the licenses for Salem and Hope Creek to a newly formed nuclear generating affiliate, PSEG Nuclear. A separate PECO application dated July 1, 1999, concerned the transfer of PSE&G's ownership interest in Peach Bottom to PSEG Nuclear. The NRC approved the relevant license transfers by Orders dated February 16, 2000. However, these transfers have not been completed as of the date of this evaluation. The restructuring of the Public Service Enterprise Group Incorporated (PSE&G's current parent company) organization also includes the creation of a new wholesale generation holding company, PSEG Power LLC, which will collectively own the organization's generation assets. The subsidiaries of PSEG Power will be (1) PSEG Nuclear, which will own and operate Salem and Hope Creek and own the PSEG interest in Peach Bottom; (2) PSEG Fossil LLC, which will own the organization's non-nuclear generating assets; and (3) PSEG Energy Resources and Trade LLC (PSEG ERT), which will market power. All of the above companies will be wholly owned subsidiaries of Public Service Enterprise Group Incorporated. PSEG Nuclear will not meet the definition of an electric utility in 10 CFR 50.2.

          PECO is an electric utility as defined in 10 CFR 50.2 and currently owns 42.49-percent interests in Peach Bottom and is the licensed operator of Peach Bottom. PECO also holds 42.59-percent non-operating interests in Salem.

          The transfer of the minority interests presently owned by ACE and DP&L will have no impact on the management or operation of the plants, according to the applications.

2.0  FINANCIAL QUALIFICATIONS ANALYSIS

          After the proposed transfers of the Peach Bottom licenses, and assuming the initial transfer of PSE&G's interests to PSEG Nuclear have been completed in connection with the July 1, 1999, application referenced earlier, PECO and - PSEG Nuclear will each hold 50-percent ownership interests in Peach Bottom, - and PECO will remain the licensed operator of Peach Bottom. PECO will remain an electric utility as defined by 10 CFR 50.2, subject to rate regulation by the Pennsylvania Public Utility Commission and the Federal Energy Regulatory Commission. Accordingly, as an electric uflity, its financial qualifications are presumed to be adequate by 10 CFR 50.33(f) and no other demonstration of financial qualifications is required.

          After the proposed transfers of the Salem and Hope Creek licenses, and assuming the initial transfer of PSE&G's interests to PSEG Nuclear have been completed in connection with the June 4, 1999, application referenced earlier, PSEG Nuclear will have an ownership interest of 57.41 percent in Salem and will own 100 percent of Hope Creek. PECO, will own the remaining 42.59-percent interest in the Salem facility. PSEG Nuclear will be the licensed operator of the Salem and Hope Creek plants, assuming again the completion of the initial transfers, notwithstanding the DP&L and/or ACE transfers.

          Since PSEG Nuclear will not qualify as an "electric utility" for purposes of 10 CFR 50.2, it must demonstrate, in accordance with 10 CFR 50.33(f)(2), that it possesses or has reasonable assurance of obtaining the funds necessary to cover the plants' operating costs by submitting estimates for total annual operating costs for each of the first 5 years of operation and a description of the sources of f u nds to cover these costs.

          In the applications of June 4 (Salem and Hope Creek) and July 1, 1999 (Peach Bottom), to transfer PSE&G's interests in Salem, Hope Creek, and Peach Bottom to the newly formed PSEG Nuclear, cost estimates and estimated income statements were submitted. In acquiring the ownership interests of ACE and DP&L, PSEG Nuclear is increasing its ownership share in the five nuclear units, and its operating costs will increase proportionally. PSEG Nuclear is likewise proportionally increasing its entitlements to capacity and energy from the five units. In the current application of December 20, 1999, PSE&G stated that the income statement and cash flow projection included in the June 4, 1999, transfer application, "incorporated business models and assumptions that included 5000 MW of projected addiflonal generation capacity, specifically including (and modeling) acquisition of the additional nuclear generation interests to be obtained from ACE and DP&L from both cost and revenue perspectives." The application further states, "Income Statement and Cash Flow Projection previously provided remains a valid indicator of the financial qualifications of PSEG Nuclear to obtain the interests here at issue." - In reviewing the applications dated June 4 and July 1, 1999, the staff concluded that the proposed license transfers should be approved because the information in the applications had provided reasonable assurance that PSEG Nuclear will be able to obtain adequate funding to own, operate, and decommission Salem and Hope Creek with respect to PSEG Nuclear's proposed ownership interests, and to be financially qualified to own its proposed interests in Peach Bottom. The staff is incorporating by reference its February 16, 2000, safety evaluation (SE) supporting these conclusions.

          The staff has evaluated the information in the current applications and has determined that th projections of revenues and expenses for the proposed increased ownership shares resulting; from PSEG Nuclear's proposed purchase of the subject ownership interests of ACE and DP& do not materially change the staff's earlier analysis and conclusions regarding PSEG Nuclear' financial qualifications reflected in the Orders dated February 16, 2000, and provide a basis fc the staff to conclude that PSEG Nuclear will be able to obtain adequate funding to own, operate, and decommission (as more fully discussed later in this SE) Salem, Hope Creek, an( Peach Bottom with respect to the additional ownership interests being acquired. Therefore, the staff finds that PSEG Nuclear, as a newly-formed entity, is financially qualified under 10 CFR 50.33(f)(3) having made the necessary demonstration thereunder, to hold the license for Salem, Hope Creek, and Peach Bottom with respect to the additional ownership interests proposed to be acquired by PSEG Nuclear from DP&L and/or ACE. Furthermore, PECO, as an electric utility is financially qualified to hold the Peach Bottom licenses with respect to the increased ownership interests to be acquired from DP&L and ACE.

3.0  DECOMMISSIONING FUNDING

          The NRC has determined that the requirements to provide assurance of decommissioning funding and provision of an adequate amount of decommissioning funding are necessary to ensure the adequate protection of public health and safety.

          The following decommissioning funding analysis is based on the information provided in the PSE&G and PECO applications.

          The PECO application states that the proposed transfer of the ACE and DP&L ownership interests in Peach Bottom will have no effect on the ability of PECO or PSEG Nuclear to fund decommissioning of the units. PECO will continue to fund its current 42.49-percent share of decommissioning costs through annual nonbypassable wire charges authorized by the Pennsylvania Public Utility Commission. Similarly, PSEG Nuclear will continue to fund its current 42.49-percent share of decommissioning costs through annual nonbypassable charges authorized by the New Jersey Board of Public Utilities.

          The ACE and DP&L nuclear decommissioning trust funds associated with their combined 15.02-percent ownership of Peach Bottom will be transferred at closure to the PECO and PSEG Nuclear decommissioning trusts, with PECO and PSEG Nuclear each receiving half of the transferred funds. As of the expected closing date of the transfer, ACE and DP&L will have accumulated approximately $42.4 million and $43.7 million, for Peach Bottom Units 2 and 3, respectively. Enclosure 3 of the PECO application dated December 21, 1999, provides the applicants' calculation of the NRC's formula amount for radiological decommissioning of $371.0 million for each unit, of which ACE and DP&L's 15.02-percent share is approximately $55.7 million. Enclosure 4 of the PECO application shows that, even with no additional contributions to the funds, when earnings are credited, as allowed by 10 CFR 50.75(e), at a 2percent annual after-tax real rate of return through the remaining term of the units' licenses, the amount in the funds will exceed ACE and DP&L's $55.7 million share of the NRC's formula amount for the 10 CFR 50.75(b) and (c) radiological decontamination and decommissioning requirements.

          The PSE&G application states that the proposed transfer of ACE and DP&L shares of Salem and Hope Creek to PSEG Nuclear will have no effect on the financial assurance for decommissioning the units. The proposed transfer will not affect the current funding mechanisms for PECO's current 42.59-percent share of Salem or for PSE&G's current 42.59percent share of Salem and 95-percent share of Hope Creek. The ACE and DP&L trust funds will be transferred to PSEG Nuclear at closing of the transfer.

          Appendix 6 of the PSE&G application dated December 20, 1999, shows that as of the end of 1999, ACE and/or DP&L have accumulated decommissioning funding of approximately $41.9 million for Salem Unit 1, $31.0 million for Salem Unit 2, and $9.9 million for Hope Creek. Appendix 6 to the application also provides the applicants' calculation of the NRC's formula amounts for radiological decommissioning as $290.7 million each for Salem Units 1 and 2, and
 .$360 million for Hope Creek. The combined ACE and DP&L share of this total is $43.1 million each for Salem Units I and 2, and $18 million for Hope Creek. Tables included in Appendix 6 to the application show that, even with no additional contributions to the funds, when earnings are credited, as allowed by 10 CFR 50.75(e), at a 2-percent annual after tax real rate of return through the remaining terms of the units'licenses, the amount in the funds will exceed ACE and DP&L's shares of the NRC formula amounts for Salem and Hope Creek for the 10 CFR 50.75(b) and (c) radiological decontamination and decommissioning requirements.

          The staff verified the calculations provided by the applicants and agrees that the decommissioning trust funds associated with the DP&L and ACE ownership shares of Salem, Hope Creek, and Peach Bottom are fully funded. Based on the discussion above, the staff concludes that the applicants have complied with the requirements of 10 CFR 50.75(b) with respect to the amount of decommissioning funding they must provide. However, to ensure that the transfer of decommissioning funds will occur as stated in the applications, the staff concludes that the Orders approving the license transfers must contain the following conditions:

For the Salem Order:

(1) ACE and DP&L will transfer on or about the closing date to the respective PSEG Nuclear decommissioning trusts a minimum of $41.9 million for Salem Unit 1, and $31.0 million for Salem Unit 2.

For the Hope Creek Order:

(1) ACE will transfer onor about the closing date to the PSEG Nuclear decommissioning trusts for Hope Creek, a minimum of $9.9 million.

For the Peach Bottom Order:

(1) ACE and DP&L will transfer on or about the closing date to the respective PECO and PSEG Nuclear decommissioning trusts in equal shares a minimum of $42.4 million for Peach Bottom Unit 2, and $43.7 million for Peach Bottom Unit 3.

          The NRC staff also concludes that, given the considerations discussed herein, the proposed funding mechanisms provide reasonable assurance of decommissioning funding in accordance with 10 CFR 50.75(e), provided that the Orders approving the license transfers contain the following condition (note, this condition is applicable to the Orders for Salem, Hope Creek, and Peach Bottom and has also been added as a license condition for each of the five units):

(2) The decommissioning trust agreement for each of the five units shall provide that:

     a. The use of assets in both the qualified and non-qualified funds shall be limited to expenses related to decommissioning of the unit as defined by the NRC in its regulations and issuances, and as provided in the unit's license and any amendments thereto. However, upon completion of decommissioning, as defined above, the assets may be used for any purpose authorized by law.

     b. Investments in the securities or other obligations of PSE&G or affiliates thereof, or their successors or assigns, shall be prohibited. In addition, except for investments tied to market indexes or other non-nuclear sector mutual funds, investments in any entity owning one or more nuclear power plants shall be prohibited.

     c. No disbursements or payments from the trust shall be made by the trustee until the trustee has first given the NRC 30 days notice of the payment. In addition, no disbursements or payments from the trust shall be made if the trustee receives prior written notice of objection from the Director, Office of Nuclear Reactor Regulation.

     d. The trust agreement shall not be modified in any material respect without prior written notification to the Director, Office of Nuclear Reactor Regulation.

     e. The trustee, investment advisor, or anyone else directing the investments made in the trust shall adhere to a "prudent investor" standard, as specified in 18 CFR 35.32(3) of the Federal Energy Regulatory Commission's regulations.

4.0  TECHNICAL QUALIFICATIONS

          According to the PSE&G application, the proposed transfers of the ACE and/or DP&L ownership interests in Salem and Hope Creek to PSEG Nuclear will not result in any change in the operation of Salem and Hope Creek. The proposed transfers will not result in any changes in the technical aspects of the Salem and Hope Creek Facility Operating Licenses or Technical Specifications, or any change in the technical qualifications of personnel involved in the maintenance and operation of the facilities. The personnel at PSEG Nuclear that will have control over the licensed activities at Salem and Hope Creek will not change as a result of the transfers. There will also be no other changes in the management or operations of Salem and Hope Creek as a result of the transfers.

          According to the PECO application, the proposed transfers of the ACE and DP&L ownership interests in Peach Bottom to PECO and PSEG Nuclear will not result in any change in the operation of Peach Bottom. The proposed transfers will not result in any changes in the technical aspects of the Peach Bottom Facility Operating Licenses or Technical Specifications, or any change to the technical qualifications of personnel involved in the maintenance and operation of the facility. The personnel at PECO, having control over the licensed activities at Peach Bottom will not change as a result of the transfers. There will also be no other changes in the management or operations of the Peach Bottom facility as a result of the transfers.

          In light of the foregoing, the proposed transfers, which involve no transfer of operational authority under any license, require no review of the technical qualifications of the licensed operators.

5.0  ANTITRUST

          The Atomic Energy Act does not require or authorize antitrust reviews of post-operating-license transfer applications. Kansas Gas and Electric Co., et-91--(Wolf Creek Generating Station Unit 1), CLI-99-19, 49 NRC 441 (1999). Since the transfer application was submitted after the Salem, Hope Creek, and Peach Bottom operating licenses were issued, no antitrust review is required or authorized.

6.0  FOREIGN OWNERSHIP, CONTROL OR DOMINATION

          The applications provided information on the directors and company officers of each of the new affiliated companies as required by 10 CFR 50.33(d). The shares of common stock of PECO and Public Service Enterprise Group, Inc. (Enterprise), the holding company that owns PSEG Power, which in turn owns PSEG Nuclear, are publicly traded and widely held. The applications state that the directors and officers of PECO, PSEG Nuclear, PSEG Power, and Enterprise are US citizens and that neither PECO, PSEG Nuclear, PSEG Power, nor Enterprise is owned, controlled, or dominated by any alien, foreign corporation, or foreign government. The NRC staff has no reason~ to believe otherwise.

7.0  INSURANCE

          According to the applications, after the transfer of ACE's and DP&L's interests to PECO and PSEG Nuclear, conforming changes in nuclear liability and nuclear property coverage and in the Price-Anderson indemnity agreements with respect to Salem, Hope Creek, and Peach Bottom will be made. The staff finds that, based on information discussed in the financial qualifications section, PECO and PSEG Nuclear will retain the ability to pay the pro-rata increase in deferred premiums in compliance with 10 CFR 140.21.

8.0  CONFORMING AMENDMENTS

8.1  Introduction

          As described in the applications dated December 20, 1999, and December 21, 1999, PSE&G requested approval of license amendments for Salem and Hope Creek, and PECO requested approval of license amendments for Peach Bottom pursuant to 10 CFR 50.90. These amendments would be administrative in nature and would conform the operating licenses for each of the five units as applicable to reflect the proposed license transfers.

          Notice of the application for approval of the license transfers and approval of the conforming license amendments was published in the Federal Registe for Salem, Hope Creek, and Peact Bottom on February 18, 2000 (65 FIR 8452, 65 FIR 8453, and 65 FIR 8451, respectively). No hearing requests or comments were received. The PSE&G submittals dated February I I and February 25, 2000, and the PECO submittals dated February 11, March 2, and March 16, 2000, did not expand the scope of the application as initially published in the Federal Register.

In addition to the license conditions that would be added as discussed in
Section 3.0 above, the changes to each of the licenses would be as follows:

1. For Salem (License Nos. DPR-70 and DPR-75), references to ACE and DP&L would be removed, and PSEG Nuclear would be added. The revised licenses would reflect that PSE&G, PECO, and PSEG Nuclear are the licensees.

2. For Hope Creek (License No. NPF-57), references to ACE would be removed, and PSEG Nuclear would be added. The revised license would reflect that PSE&G and PSEG Nuclear are the licensees.

3. For Peach Bottom (License Nos. DPR-44 and DPR-56), references to ACE and DP&L would be removed, and PSEG Nuclear would be added. The revised licenses would reflect that PECO, PSE&G, and PSEG Nuclear are the licensees.

          If the transfer of the licenses for Salem, Hope Creek, and Peach Bottom, to the extent they are currently held by PSE&G, to PSEG Nuclear (as described in the Orders dated February 16, 2000), are completed prior to the license transfers discussed in this SE, PSE&G would not be shown as a licensee on the final issued license pages.

8.2  Evaluation

          The proposed conforming amendments for Salem, Hope Creek, and Peach Bottom do no more than accurately reflect the approved transfer actions, which are subject to certain conditions set forth in the orders approving the transfers, and that were identified and discussed earlier in this SE. The amendments involve no safety questions and are administrative in nature. The NRC staff finds that the proposed amendments are acceptable.

8.3  State Consultation

          In accordance with the Commission's regulations, the New Jersey State Official was notified of the proposed issuance of the amendments for Salem and Hope Creek, and the Pennsylvania State official was notified of the proposed issuance of the amendments for Peach Bottom. The State officials had no comments.

8.4  Conclusion With Respect To the Conforming Amendments

          The Commission has concluded, based on the considerations discussed herein, that (1) there is reasonable assurance that the health and safety of the public will not be endangered by operation in the proposed manner, (2) such activities will be conducted in compliance with the Commission's regulations, and (3) the issuance of the amendments will not be inimical to the common defense and security or to the health and safety of the public.

9.0  ENVIRONMENTAL CONSIDERATION

          The subject applications are for approval of the transfer of licenses issued by the NRC and approval of conforming amendments. Accordingly, the actions involved meet the eligibility criteria for categorical exclusion set forth in 10 CFR 51.22(c)(21). Pursuantto10CFR 51.22(b), no environmental impact statement or environmental assessment need be prepared in connection with approval of the applications.

10.0 CONCLUSIONS

          For the reasons discussed above, the staff concludes that PECO is financially qualified to holc the licenses for Peach Bottom Units 2 and 3 with respect to the 7.51-percent ownership share being transferred to it by ACE and DP&L. Likewise, the staff concludes that PSEG Nuclear is qualified to hold the licenses for Peach Bottom Units 2 and 3 with respect to the 7.51-percent ownership share in Peach Bottom being transferred to it by ACE and DP&L. The staff also concludes that PSEG Nuclear is financially qualified to hold the licenses for Salem Units 1 and 2 with respect to the 14.82-percent combined ACE and DP&L ownership share being transferred to it by ACE and DP&L. In addition, the staff concludes that PSEG Nuclear is financially qualified to hold the license for Hope Creek with respect to the 5-percent ownership, share being transferred to it by ACE.

Also, there do not appear to be any problematic antitrust or foreign ownership considerations related to the Salem, Hope Creek, and Peach Bottom licenses as a result of the transfer. Thus, the staff finds that PECO and PSEG Nuclear are qualified to hold the above licenses with respect to the ownership interests being transferred from ACE and DP&L and the transfer of the licenses, to the extent described above, is otherwise consistent with applicable provisions of law, regulations, and orders issued by the Commission.

Principal Contributors:  M. Davis
                         R. Pelton
                         R. Ennis

Date: April 21, 2000